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                                                                   Exhibit 23.4


                         Consent of Independent Auditors

         We consent to the reference to our firm under the caption "Experts" in Amendment No. 4 to the Registration Statement (Form S-4, No. 333-58621) and the related Prospectus of Advanced Lighting Technologies, Inc. pertaining to the registration of $100,000,000 of securities, and to the incorporation by reference therein of our report dated September 24, 1999, except for Note U, as to which the date is September 28, 1999 and Note L, as to which the date is October 11, 1999, with respect to the consolidated financial statements of Advanced Lighting Technologies, Inc. as of June 30, 1999 and for the year then ended included in its Annual Report (Form 10-K/A No. 3) for the year ended June 30, 1999, filed with the Securities and Exchange Commission.

                                          /s/ Grant Thornton LLP

Cleveland, Ohio
June 6, 2000